Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2014 Financial Results

LEAWOOD, KANSAS, USA - February 10, 2015 - Euronet Worldwide, Inc. ("Euronet" or the "Company") (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2014 financial results.

Euronet reports the following consolidated results for the fourth quarter 2014 compared with the same period of 2013:

•	Revenues of $462.0 million, a 23% increase from $375.4 million (31% increase on a constant currency(1) basis).

•	Operating income of $49.5 million, a 207% increase from $16.1 million (233% increase on a constant currency basis).

•	Adjusted operating income(2) of $49.5 million, a 43% increase from $34.5 million (55% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $71.4 million, a 34% increase from $53.1 million (45% increase on a constant currency basis).

•	Net income attributable to Euronet of $30.1 million or $0.55 diluted earnings per share, compared with net income of $10.0 million or $0.19 diluted earnings per share.

•	Adjusted cash earnings per share(4) of $0.74, a 17% increase from $0.63.

•	Transactions of 677 million, a 12% increase from 606 million.

Euronet reports the following consolidated results for the full year 2014 compared with the same period of 2013:

•	Revenues of $1,664.2 million, an 18% increase from $1,413.1 million (19% increase on a constant currency basis).

•	Operating income of $158.7 million, a 34% increase from $118.4 million (35% increase on a constant currency basis).

•	Adjusted operating income of $158.7 million, a 35% increase from $117.5 million (36% increase on a constant currency basis).

•	Adjusted EBITDA of $242.9 million, a 25% increase from $194.0 million (26% increase on a constant currency basis).

•	Net income attributable to Euronet of $101.6 million or $1.89 diluted earnings per share, compared with $88.0 million or $1.69 diluted earnings per share.

•	Adjusted cash earnings per share of $2.59, a 27% increase from $2.04.

•	Transactions of 2,554 million, a 9% increase from 2,338 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"We had a strong finish to 2014, with double-digit constant currency revenue, adjusted operating income and adjusted EBITDA growth in all three segments for the fourth quarter," stated Michael J. Brown, Euronet's Chairman, Chief Executive Officer and President. "EFT growth was driven by expansion of our ATM networks, epay benefited from an expanded network and product portfolio, and money transfer results reflect core business growth as well as gains from the Walmart-2-Walmart product and the acquisition of HiFX."

"For 20 years, Euronet has been on the leading edge of financial payment technology. We've delivered year-over-year adjusted EBITDA growth for 14 consecutive years," continued Mr. Brown. "In 2014, we continued that trend, achieving consolidated adjusted EBITDA growth of 25% and record cash earnings per share of $2.59, a 27% increase over 2013. This result was made possible by earnings contributions from all three segments, fueled by our teams around the world who remain committed to delivering more products, on more devices, in more countries, while making payments more convenient for millions of consumers around the world."

In the fourth quarter 2013, the Company recorded a non-cash goodwill impairment charge of $18.4 million related to the Company's epay businesses in Australia and Spain and in the third quarter 2013 the Company recognized a $19.3 million gain related to the reduction of contingent consideration on an acquisition in the EFT segment. In order to provide a more relevant comparison of operating results, adjusted operating income has been provided to exclude the impact of the impairment from the fourth quarter and both items from the full year results.

Segment and Other Results
The EFT Processing Segment reports the following results for the fourth quarter 2014 compared with the same period of 2013:

•	Revenues of $87.1 million, a 13% increase from $77.1 million (21% increase on a constant currency basis).

•	Operating income of $22.8 million, a 50% increase from $15.2 million (62% increase on a constant currency basis).

•	Adjusted EBITDA of $30.9 million, a 37% increase from $22.5 million (48% increase on a constant currency basis).

•	Transactions of 319 million, a 3% increase from 311 million.

•	Operated 20,364 ATMs as of December 31, 2014, an 11% increase from 18,311 ATMs.

The EFT Processing Segment reports the following results for the full year 2014 compared with the same period of 2013:

•	Revenues of $358.7 million, a 21% increase from $296.2 million (23% increase on a constant currency basis).

•	Operating income of $91.4 million, a 12% increase from $81.4 million (12% increase on a constant currency basis).

•	Adjusted operating income of $91.4 million, a 47% increase from $62.1 million (47% increase on a constant currency basis).

•	Adjusted EBITDA of $122.8 million, a 34% increase from $91.7 million (34% increase on a constant currency basis).

•	Transactions of 1,262 million, a 6% increase from 1,188 million.

Revenue, adjusted operating income and adjusted EBITDA growth for the fourth quarter and full year was driven by an 11% expansion of the ATM network in India and Europe, increased point of sale dynamic currency conversion transactions and other value added transactions.

Revenue, adjusted operating income and adjusted EBITDA growth outpaced ATM and transaction growth due to the segment's focus on sales of value added products which earn a higher margin per transaction relative to other EFT products. Transaction growth of 3% and 6% for the fourth quarter and full year, respectively, was due to growth across Europe.

The epay Segment reports the following results for the fourth quarter 2014 compared with the same period of 2013:

•	Revenues of $221.6 million, an 11% increase from $199.8 million (20% increase on a constant currency basis).

•	Operating income of $19.5 million compared with a operating income of $0.1 million.

•	Adjusted operating income of $19.5 million, a 5% increase from $18.5 million (16% increase on a constant currency basis).

•	Adjusted EBITDA of $23.0 million, a 1% increase from $22.7 million (11% increase on a constant currency basis).

•	Transactions of 343 million, a 20% increase from 286 million.

•	Point of sale ("POS") terminals of approximately 681,000 as of December 31, 2014, a 2% increase from approximately 665,000.

•	Retailer locations of approximately 306,000 as of December 31, 2014, a 4% increase from approximately 294,000.

The epay Segment reports the following results for the full year 2014 compared with the same period for 2013:

•	Revenues of $783.8 million, a 5% increase from $748.6 million (6% increase on a constant currency basis).

•	Operating income of $60.9 million, a 55% increase from $39.4 million (58% increase on a constant currency basis).

•	Adjusted operating income of $60.9 million, a 5% increase from $57.8 million (8% increase on a constant currency basis).

•	Adjusted EBITDA of $76.7 million, a 3% increase from $74.4 million (5% increase on a constant currency basis).

•	Transactions of 1,244 million, a 12% increase from 1,115 million.

Fourth quarter and full year revenue, adjusted operating income and adjusted EBITDA growth compared with the prior year was primarily from increased sales of non-mobile content across all markets, partially offset by mobile declines in certain markets.

Fourth quarter transaction growth was driven by increases in India, Germany, Australia, Russia and the Middle East, partially offset by declines in Brazil and the U.K. Full year transaction growth was driven by increases in India, Germany, Poland and Russia, partially offset by declines in Brazil, Spain, the U.K. and the Middle East. Transactions grew at a faster pace than revenues for both the fourth quarter and full year due to a higher volume of low margin transactions in India.

The Money Transfer Segment reports the following results for the fourth quarter 2014 compared with the same period of 2013:

•	Revenues of $153.6 million, a 55% increase from $98.8 million (61% increase on a constant currency basis).

•	Operating income of $15.4 million, a 75% increase from $8.8 million (86% increase on a constant currency basis).

•	Adjusted EBITDA of $22.5 million, a 68% increase from $13.4 million (76% increase on a constant currency basis).

•	Total transactions of 14.6 million, a 59% increase from 9.2 million.

•	Network locations of approximately 243,000 as of December 31, 2014, a 13% increase from approximately 216,000.

The Money Transfer Segment reports the following results for the full year 2014 compared with the same period for 2013:

•	Revenues of $523.1 million, a 41% increase from $370.4 million (42% increase on a constant currency basis).

•	Operating income of $42.7 million, a 37% increase from $31.1 million (40% increase on a constant currency basis).

•	Adjusted EBITDA of $67.1 million, a 36% increase from $49.5 million (37% increase on a constant currency basis).

•	Total transactions of 48.5 million, a 38% increase from 35.2 million.

Revenues, adjusted EBITDA, operating income and transactions increased in the fourth quarter and full year, driven by organic growth across the existing Ria business, the launch of the Walmart-2-Walmart product and the acquisition of HiFX.

Corporate and Other reports $8.2 million of expense compared with $8.0 million for the fourth quarter 2013. The fourth quarter increase in Corporate expense is primarily related to higher long- and short-term incentive compensation related to improved Company performance, partially offset by lower administrative expenses. Full year expense is $36.3 million for 2014 compared with $33.5 million for 2013, primarily attributable to higher long- and short-term compensation expense, the resolution of a dispute related to a potential acquisition from a prior period and acquisition-related expenses.

Balance Sheet and Financial Position
Unrestricted cash on hand was $468.0 million as of December 31, 2014, compared to $451.2 million as of September 30, 2014. The cash increase was driven by cash flow generated from operations and the proceeds from the issuance of convertible notes, partially offset by debt repayments, a stock repurchase in connection with the convertible notes issuance, and the timing of settlements within the epay and money transfer segments. Total indebtedness was $425.9 million as of December 31, 2014, compared to $378.5 million as of September 30, 2014. Total debt increased due to the issuance of convertible notes, largely offset by repayment of amounts drawn under the revolving credit facility.

Guidance
Based on current foreign exchange rates, the Company expects adjusted cash earnings per share for the first quarter 2015 to be approximately $0.54, which includes an adverse impact of approximately five cents due to declines in foreign exchange rates compared to the first quarter 2014, and assumes foreign currency exchange rates remain stable through the end of the quarter.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted operating income is defined as operating income excluding goodwill and acquired intangible asset impairment charges, changes in the value of acquisition contingent consideration and non-recurring items that are considered expenses under U.S. GAAP.

(3)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(4) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill and acquired intangible asset impairment charges, c) share-based compensation, d) acquired intangible asset amortization, e) non-cash interest expense, f) non-cash income tax expense, and g) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares intended to be issued in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on February 11, 2015, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 20,364 ATMs, approximately 69,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 47 countries; card software solutions; a prepaid processing network of approximately 681,000 POS terminals at approximately 306,000 retailer locations in 33 countries; and a consumer-to-consumer money transfer network of approximately 243,000 locations serving 134 countries. With corporate headquarters in Leawood, Kansas, USA, and 54 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$1,664.2	$1,413.1	$462.0	$375.4

Operating expenses:
Direct operating costs	1,033.4	893.0	289.7	236.0
Salaries and benefits	243.2	208.3	64.7	54.9
Selling, general and administrative	157.6	129.3	39.5	33.8
Acquisition-related contingent consideration gain	—	(19.3)	—	—
Impairment of goodwill and acquired intangible assets	—	18.4	—	18.4
Depreciation and amortization	71.3	65.0	18.6	16.2
Total operating expenses	1,505.5	1,294.7	412.5	359.3
Operating income	158.7	118.4	49.5	16.1

Other income (expense):
Interest income	2.5	2.0	0.6	0.6
Interest expense	(12.2)	(9.9)	(4.7)	(1.8)
Income (loss) from unconsolidated affiliates	—	0.1	—	(0.1)
Other (loss) gains, net	(1.8)	2.4	(1.8)	—
Foreign currency exchange (loss) gain, net	(5.7)	2.3	(0.6)	(0.4)
Total other expense, net	(17.2)	(3.1)	(6.5)	(1.7)
Income before income taxes	141.5	115.3	43.0	14.4

Income tax expense	(40.0)	(27.8)	(12.8)	(5.2)

Net income	101.5	87.5	30.2	9.2
Net loss (income) attributable to noncontrolling interests	0.1	0.5	(0.1)	0.8
Net income attributable to Euronet Worldwide, Inc.	$101.6	$88.0	$30.1	$10.0

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.89	$1.69	$0.55	$0.19

Diluted weighted average shares outstanding	53,901,040	51,982,620	54,337,625	52,828,845

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2014	December 31,
	(unaudited)	2013

ASSETS
Current assets:
Cash and cash equivalents	$468.0	$209.8
Restricted cash	68.0	78.0
Inventory - PINs and other	85.7	92.8
Trade accounts receivable, net	375.6	394.1
Other current assets, net	108.6	65.8

Total current assets	1,105.9	840.5

Property and equipment, net	125.3	116.2
Goodwill and acquired intangible assets, net	758.2	591.4
Other assets, net	62.2	50.1

Total assets	$2,051.6	$1,598.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$835.5	$718.8
Short-term debt obligations	13.4	13.3

Total current liabilities	848.9	732.1

Debt obligations, net of current portion	410.4	188.5
Capital lease obligations, net of current portion	2.1	2.9
Deferred income taxes	39.0	17.7
Other long-term liabilities	18.3	18.6

Total liabilities	1,318.7	959.8

Equity	732.9	638.4

Total liabilities and equity	$2,051.6	$1,598.2

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA and Operating Income (Expense) to Adjusted Operating Income (Expense)
(unaudited - in millions)

	Three months ended December 31, 2014

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$30.2

Add: Income tax expense					12.8
Add: Total other expense, net					6.5

Operating income (expense)	$22.8	$19.5	$15.4	$(8.2)	49.5

Add: Depreciation and amortization	7.9	3.5	7.1	0.1	18.6
Add: Share-based compensation	0.2	—	—	3.1	3.3

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$30.9	$23.0	$22.5	$(5.0)	$71.4

	Three months ended December 31, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$9.2

Add: Income tax expense					5.2
Add: Total other expense, net					1.7

Operating income (expense)	$15.2	$0.1	$8.8	$(8.0)	16.1

Add: Impairment charges	—	18.4	—	—	18.4
Adjusted operating income (expense) (1)	15.2	18.5	8.8	(8.0)	34.5

Add: Depreciation and amortization	7.3	4.2	4.6	0.1	16.2
Add: Share-based compensation	—	—	—	2.4	2.4

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$22.5	$22.7	$13.4	$(5.5)	$53.1

(1) Adjusted EBITDA and adjusted operating income (expense) are non-GAAP measures that should be considered in addition to, and not a substitute for, net income and operating income (expense) computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA and Operating Income (Expense) to Adjusted Operating Income (Expense)
(unaudited - in millions)

	Year ended December 31, 2014

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$101.5

Add: Income tax expense					40.0
Add: Total other expense, net					17.2

Operating income (expense)	$91.4	$60.9	$42.7	$(36.3)	158.7

Add: Depreciation and amortization	30.8	15.7	24.4	0.4	71.3
Add: Share-based compensation	0.6	0.1	—	12.2	12.9

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$122.8	$76.7	$67.1	$(23.7)	$242.9

	Year ended December 31, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$87.5

Add: Income tax expense					27.8
Add: Total other expense, net					3.1

Operating income (expense)	$81.4	$39.4	$31.1	$(33.5)	118.4

Deduct: Acquisition-related contingent consideration gain	(19.3)	—	—	—	(19.3)
Add: Impairment charges	—	18.4	—	—	18.4

Adjusted operating income (expense)(1)	62.1	57.8	31.1	(33.5)	117.5

Add: Depreciation and amortization	29.6	16.6	18.4	0.4	65.0
Add: Share-based compensation	—	—	—	11.5	11.5

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and other non-operating and non-recurring items (Adjusted EBITDA) (1)	$91.7	$74.4	$49.5	$(21.6)	$194.0

(1) Adjusted EBITDA and adjusted operating income (expense) are non-GAAP measures that should be considered in addition to, and not a substitute for, net income and operating income (expense) computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income attributable to Euronet Worldwide, Inc.	$101.6	$88.0	$30.1	$10.0
3.5% convertible debt interest and amortization of issuance costs, net of tax(1)	—	0.1	—	—
Earnings applicable for common shareholders -- cash earnings per share	101.6	88.1	30.1	10.0

Foreign currency exchange loss (gain)	5.7	(2.3)	0.6	0.4
Acquired intangible asset amortization	24.4	21.1	6.7	5.1
Share-based compensation	12.9	11.5	3.3	2.4
Income tax effect of above adjustments	(6.7)	(4.4)	(1.9)	(0.8)
Non-cash interest accretion	1.6	—	1.6	—
Impairment of goodwill and acquired intangible assets, net	—	17.4	—	17.4
Change in fair value of acquisition contingent consideration	—	(19.3)	—	—
Other gains, net	—	(2.8)	—	—
Non-cash GAAP tax (benefit) expense	1.0	(1.9)	0.2	(0.8)

Adjusted cash earnings(2)	$140.5	$107.4	$40.6	$33.7

Adjusted cash earnings per share - diluted(2)	$2.59	$2.04	$0.74	$0.63

Diluted weighted average shares outstanding	53,901,040	51,982,620	54,337,625	52,828,845

Effect of unrecognized share-based compensation on diluted shares outstanding	337,703	604,461	309,061	405,204
Adjusted diluted weighted average shares outstanding	54,238,743	52,587,081	54,646,686	53,234,049

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. The assumed conversion of the 3.5% convertible debentures was dilutive to the Company's U.S. GAAP and adjusted cash earnings per share for the twelve month period ended December 31,2013. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.